Exhibit 4.2

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

BETWEEN QUALSTAR CORPORATION

AND CORPORATE STOCK TRANSFER, INC. AS RIGHTS AGENT

DATED AS OF FEBRUARY 5, 2013

This Amendment No. 1 to the Rights Agreement between Qualstar Corporation and Corporate Stock Transfer, Inc. as Rights Agent, dated as Of February 5, 2013 (this “Amendment”) is made and entered into as of July 3, 2013, by and among Qualstar Corporation, a California corporation (the “Company”) and Corporate Stock Transfer, Inc., a Colorado corporation (the “Rights Agent”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that amending the Rights Agreement to change the Final Expiration Date to the close of business on July 3, 2013 is advisable and in the best interests of the Company and its shareholders;

WHEREAS, the Company and the Rights Agent desire to permit such amendment of the Rights Agreement; and

WHEREAS, the Board has approved this Amendment as required by Section 27 of the Rights Agreement;

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1. Section 7(a) of the Rights Agreement is hereby amended by replacing the phrase “the close of business on January 31, 2014” with the phrase “the close of business on July 3, 2013”.

2. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board dated as of July 3, 2013, hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

3. This Amendment and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by the Company, the Rights Agent, and their respective successors and permitted assigns.

4. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(signatures appear on the next page)

IN WITNESS WHEREOF, this Amendment No. 1 to the Rights Agreement has been duly executed and delivered by the authorized officer of each party hereto as of the date first written above.

QUALSTAR CORPORATION

By	/s/ Steven N. Bronson
Name: Steven N. Bronson
Title: Chief Executive Officer and President

CORPORATE STOCK TRANSFER, INC.

By	/s/ Carylyn K. Bell
Name: Carylyn K. Bell
Title: President